Exhibit 99.1

FOR IMMEDIATE RELEASE
NEW ACQUISITION PLANNED

Silver Reserve Corp., Reno, Nevada, August 13, 2008   OTCBB Symbol: SLVV

Silver Reserve Corp., announced today that it has entered into a Letter of Intent to acquire two companies holding substantial limestone assets in the US and Canada.

CEO Todd Montgomery commented that “We believe the federal governments in the United States and Canada will embark on major infrastructure expenditures in the near future that will expand the demand for materials in the limestone and cement categories. World demand for cement currently exceeds production.. We believe this is a strategic acquisition for the future of our Company.”

If the transaction is completed, Silver Reserve plans to treat these new acquisitions as a division specializing in the supply of materials to satisfy demands for infrastructure raw materials. Mr. Montgomery stated that “We will move as quickly as possible to bring these projects to feasibility.”

The Company also reported that it has received subscription agreements for $3,520,000 of a total planned $5,000,000 capital raise and expects to complete the balance of this financing during the month of August, 2008. These funds will be allocated to advance projects toward the feasibility stage.

Silver Reserve is an exploration stage mining company. The Company has a portfolio of 15 silver and base metal projects in the State of Nevada, USA. The properties are located in the counties of Esmeralda, Mineral, Nye, Lyon, Humboldt and Elko. Silver Reserve also owns a 250 ton per day mill facility at Mina, Nevada. Details of the new assets will be released following completion of the purchase.

For More Information, Please Contact

Mason Douglas, President	or visit our Web Site at
866-448-1073	www.silverreservecorp.com
info@silverreservecorp.com

FORWARD-LOOKING STATEMENTS: This news release contains certain “forward-looking statements” within the meaning of U.S. securities laws Forward-looking statements are frequently characterized by words such as “plan,” “expect,” “project,” “intend,” “believe,” “anticipate,” “estimate” and other similar words or statements to the effect that certain events or conditions “may”, “have” or “will” occur. This release also contains statements based upon historical records pertaining to our mineral claims that have not been verified by the Company. The term, “resource” is not a term that is recognized by SEC guidelines and does not rise to the level of certainty required by SEC guidelines. Forward-looking statements or references to historical records are based on the material in our possession, opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those stated or projected in the this press release. The Company undertakes no obligation to update forward-looking statements or historical information. The reader is cautioned not to place undue reliance on forward-looking statements.